UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2024

Issuer Direct Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-10185	26-1331503
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Glenwood Drive, Suite 1001, Raleigh, NC 27603

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 481-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ISDR	NYSE American

Item 1.01 Entry into a Material Definitive Agreement.

On September 16, 2024 (the “Effective Date”), Issuer Direct Corporation (the “Company”) entered into an Executive Employment Agreement (the “Knerr Agreement”) with Steven Knerr to serve as the Company’s Chief Financial Officer. Mr. Knerr has previously served as the Company’s Controller from August 2013 until May 2015, its interim Chief Financial Officer from May 2015 until November 2015, its Chief Financial Officer from November 2015 until January 2022, its Vice President of Finance and Controller from January 2022 until March 2024 and has been serving as its interim Chief Financial Officer since March 9, 2024. The Knerr Agreement will continue until terminated pursuant to its terms as described below.

Under the Knerr Agreement, Mr. Knerr is entitled to an annual base salary of $200,000 beginning as of September 1, 2024. Mr. Knerr’s previous annual base salary was $178,500. The annual base salary will be reviewed annually by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board for increase as part of its annual compensation review. For the fiscal year 2024, Mr. Knerr shall be eligible to receive a one-time cash bonus equal to $25,000 based on the achievement of reasonable target objectives and performance goals both of the Company and Mr. Knerr as may be determined by the Board or the Compensation Committee in consultation with Mr. Knerr. Subsequent to the fiscal year 2024, Mr. Knerr is also eligible to receive an annual bonus of 45% of his annual base salary upon the achievement of reasonable target objectives and performance goals, to be determined by the Board or the Compensation Committee in consultation with Mr. Knerr on or before the end of the first quarter of the fiscal year to which the bonus relates. In addition, Mr. Knerr is eligible to receive such additional bonus or equity incentive compensation as the Board or the Compensation Committee may establish from time to time in its sole discretion.

Pursuant to the Knerr Agreement, if Mr. Knerr’s employment is terminated upon his disability, by Mr. Knerr for good reason (as such term is defined in Knerr Agreement), or by us without cause (as such term is defined in Knerr Agreement), Mr. Knerr will be entitled to receive, in addition to other unpaid amounts owed to him (e.g., for base salary, accrued personal time and business expenses): (i) to the then base salary for a period of six months (in accordance with the Company’s general payroll policy) commencing on the first payroll period following the fifteenth day after termination of employment and (ii) substantially similar coverage under the Company’s then-current medical, health and vision insurance coverage for a period of six months. Additionally, if Mr. Knerr’s employment is terminated for disability, the vesting of any equity grants will continue to vest pursuant to the schedule and terms previously established during the six month severance period. Subsequent to the six month severance period the vesting of any equity grants will immediately cease. If Mr. Knerr’s employment is terminated without cause, vesting of any equity grants will immediately cease upon termination except as described below relating to a corporate transaction.

If the Company terminates Mr. Knerr’s employment for cause or employment terminates as a result of Mr. Knerr’s resignation or death, Mr. Knerr will only be entitled to unpaid amounts owed to him and the vesting of any equity grants will immediately cease.

The Knerr Agreement also contains certain noncompetition, no solicitation, confidentiality, and assignment of inventions requirements for Mr. Knerr.

The foregoing summary of certain terms of the Knerr Agreement does not purport to be complete and is subject to, and qualified in their entirety by, the full text of Knerr Agreement, a copy of which are attached hereto as Exhibit 10.1 and is hereby incorporated into this Current Report on Form 8-K by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements for Existing Officers and Director

All information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by referenced.

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Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement dated September 16, 2024 by and between Issuer Direct Corporation and Steven Knerr.
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Issuer Direct Corporation

Date: September 17, 2024	By:	/s/ Brian R. Balbirnie
Brian R. Balbirnie Chief Executive Officer

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